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                                                                    EXHIBIT 99.1




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FOR IMMEDIATE RELEASE
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INVESTOR CONTACT: ELLEN BATKIE (800) 262-6301
MEDIA CONTACT:    WILLIAM DUPUY (216) 566-5311


CHARTER ONE FINANCIAL COMPLETES ACQUISITION
OF FIRST NATIONWIDE BANK'S MICHIGAN OFFICES
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CLEVELAND, Ohio, July 1, 1996 -- Charter One Financial, Inc. (Nasdaq-NNM:COFI)
announced today that its subsidiary, Charter One Bank, which operates in Michigan under the name First Federal of Michigan, completed the acquisition of First Nationwide Bank's 21 branch offices in the Detroit Metropolitan Area as of the close of business on June 28, 1996.
     Prior to a final accounting, the deposits of the branches totaled approximately $800 million and were assumed for a premium of approximately $57 million.
     Charles John Koch, chairman and chief executive officer of Charter One, said, "Completion of this transaction expands our First Federal of Michigan franchise to 78 branch offices and 50 ATMs, most of which are strategically located in the densely populated Detroit Metropolitan Area. It adds more than 100,000 new deposit accounts to the 300,000 we already serve in Michigan, and it gives us the extra depth to penetrate further into the attractive southeastern Michigan market."
     He continued, "As we previously announced, Charter One will use the proceeds from the deposits to immediately pay down higher cost borrowings, underscoring our strategic plan to reduce our reliance on wholesale funds. Thus, we anticipate that the transaction will be immediately accretive to earnings."
      Koch noted that First Nationwide's base of checking and savings products mirrors First Federal's product set, which is expected to facilitate the transition for First Nationwide's customers. Included among the products are Totally Free Checking, Maximum Performance Checking, ATM and debit cards, and Privilege Banking, a high-end set of checking and personal benefits. Existing CD contracts will be honored to maturity and all deposits will remain insured by the FDIC.
     First Federal of Michigan's residential and consumer lending products will also be available throughout the expanded network of branch offices.
     Four First Nationwide branches that directly overlap with existing First Federal of Michigan locations will be consolidated with those branches immediately. No branches in the city of Detroit will be closed. As a result of the acquisition, First Federal of Michigan's employment base will grow to more than 1,000 people from 877.
     Koch concluded, "We look forward to providing the customers of First Nationwide a continuing high level of service along with access to an expanded set of savings and loan products that are considered among the most competitive in the industry."
     With $13 billion in assets, Charter One is one of the largest thrifts in the nation. The bank operates 172 branch locations: 94 in Ohio under the name Charter One Bank and 78 in Michigan under the name First Federal of Michigan.

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